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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -


Contact:     Katharina Manok
             Gunther Braun
             Rofin-Sinar
             734-416-0206
             - or -
             011-49-40-733-63-4256



ROFIN-SINAR REPORTS RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2009


Plymouth, MI / Hamburg, Germany, August 6, 2009 -- ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2009.


FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

                     Three months ended            Nine months ended
                    6/30/09   6/30/08   % Change   6/30/09   6/30/08  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 76,565  $149,667  -  49 %   $259,120  $420,957  -  38 %
Net income (loss)   $( 4,900) $ 16,097  - 130 %   $  3,912  $ 43,772  -  91 %
Earnings per shares
  "diluted" basis   $(  0.17) $   0.54  - 131 %   $   0.14  $   1.42  -  90 %

The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.9 million and 29.9 million for each of the fiscal quarters and 28.9 million and 30.8 million for the nine month periods ending June 30, 2009 and 2008. For the fiscal quarter ended June 30, 2009, no shares were considered dilutive and therefore, the number of stock option equivalents was 28.9 million for both the basic and diluted earnings per share calculations.


"In the third quarter, our performance was still influenced by the severe economic downturn. We had lower fixed cost absorption, negative foreign currency exchange effects and additional costs related to headcount reductions that negatively impacted our earnings. However, our third quarter sales were approximately level with the second quarter, and we were able to report an improved order entry, which resulted in a book to bill ratio of approximately 1:1. Although visibility is still limited, we are seeing first signs of a slight market recovery, demonstrated by increasing service business volume and sales activities in certain regions and industries" commented Gunther Braun, CEO and President of RSTI.



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FINANCIAL REVIEW

Third Quarter

Net sales totaled $76.6 million for the third quarter ended June 30, 2009, a 49%, or $73.1 million, decrease from the comparable quarter of fiscal 2008. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $6.9 million in the third quarter. Gross profit totaled $26.7 million, or 35% of net sales, compared to $62.9 million, or 42% of net sales, in the same period of fiscal year 2008. Net loss amounted to $4.9 million, or 6% of net sales, compared to net income of $16.1 million, or 11% of net sales, in the same period last year. Diluted loss per share equaled $0.17 for the quarter based upon 28.9 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.54 based upon 29.9 million weighted-average common shares outstanding for the same period last fiscal year.

SG&A decreased by $4.1 million to $23.2 million, representing 30% of net sales. In addition, amortization expenses in the third quarter of fiscal year 2009 decreased by $0.2 million versus the comparable period last year to $1.0 million (1% of net sales). Net R&D expenses decreased by $2.1 million to $8.8 million, representing 11% of net sales.

Compared to the third quarter of fiscal year 2008, sales of laser products used for macro applications decreased by 49% to $31.0 million, accounting for 40% of total sales. Sales of lasers for marking and micro applications decreased by 51% to $35.2 million and represented 46% of total sales. Sales for components decreased by 43% to $10.4 million and represented 14% of total sales.

Nine Months

For the nine months ended June 30, 2009, net sales totaled $259.1 million, a decrease of $161.9 million, or 38%, from the comparable period in 2008. The strengthening of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $25.3 million in the nine month period. Gross profit for the period was $96.6 million, $85.6 million lower than the same period in 2008. Net income for the nine month period ended June 30, 2009, totaled $3.9 million, with diluted earnings per share of $0.14 based upon the weighted average of 28.9 million common shares outstanding.

Net sales of lasers for macro applications decreased by $79.1 million, or 44%, to $102.6 million and net sales of lasers for marking and micro applications decreased by $71.6 million, or 36%, to $124.8 million. Sales of components decreased by $11.1 million, or 26%, to $31.7 million from the comparable period in fiscal year 2008.

On a geographical basis, net sales in North America in the first nine months showed a decrease of 46% and totaled $54.4 million (2008: $100.5 million). In Europe, net sales decreased by 32% to $150.6 million (2008: $220.2 million) and in Asia, net sales decreased by 46% to $54.1 million (2008:
$100.2 million).

Order entry for the quarter amounted to $76.1 million and resulted in a backlog of $97.6 million at June 30, 2009, mainly for laser products.






(page)

OUTLOOK
"We are optimistic that we have reached the bottom of the downturn," commented Peter Wirth, Executive Chairman of the Board of RSTI. "In some geographical regions, we are experiencing a more positive customer sentiment due to the stimulus packages. This, combined with our focus on broadening our product portfolio for dedicated applications in emerging industries, should help to continue to build sequential revenue growth in the coming quarters."

With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, ROFIN-SINAR Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Finland, Singapore and China, ROFIN-SINAR is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 31,000 laser units installed worldwide and serves more than 3,000 customers. ROFIN-SINAR'S shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on ROFIN-SINAR'S home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, August 6, 2009. This call is also being broadcast live over the internet in listen-only mode. A replay of the webcast will be made available for approximately 90 days following the call. For a live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Delia Cannan at Taylor Rafferty in New York at +1-212-889-4350 or Emilia Whitbread at Taylor Rafferty in London at +44(0) 207 614 2900).

(Tables to follow)































(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three months            Nine months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/09      6/30/08     6/30/09     6/30/08
                               ----------  ----------  ----------  ----------
-Macro                         $  30,988   $  60,284   $ 102,628   $ 181,713
-Marking/Micro                    35,225      71,302     124,829     196,398
-Components                       10,352      18,081      31,663      42,846
                               ----------  ----------  ----------  ----------
Net sales                         76,565     149,667     259,120     420,957
Cost of goods sold                49,875      86,737     162,552     238,715
                               ----------  ----------  ----------  ----------
    Gross profit                  26,690      62,930      96,568     182,242
Selling, general, and
    administrative expenses       23,168      27,297      65,741      78,888
Intangibles amortization             973       1,192       2,672       5,839
Research and development expenses  8,763      10,939      24,751      29,879
                               ----------  ----------  ----------  ----------
    Income (Loss) from operations( 6,214)     23,502       3,404      67,636
Other income (expenses)              568         663       3,573     ( 1,472)
                               ----------  ----------  ----------  ----------
    Income (loss) before income
      taxes and minority interest( 5,646)     24,165       6,977      66,164
Income tax expense (benefit)     (   798)      7,872       2,840      21,901
                               ----------  ----------  ----------  ----------
    Income (loss) before
        minority interest        ( 4,848)     16,293       4,137      44,263
Minority interest                     52         196         225         491
                               ----------  ----------  ----------  ----------
    Net income (loss)           $( 4,900)   $ 16,097    $  3,912    $ 43,772
                               ==========  ==========  ==========  ==========
Net income (loss) per common share
  * "diluted" basis             $(  0.17)   $   0.54    $   0.14    $   1.42
 ** "basic" basis               $(  0.17)   $   0.55    $   0.14    $   1.46


* The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.9 million and 29.9 million for each of the fiscal quarters and 28.9 million and 30.8 million for the nine month periods ending June 30, 2009 and 2008, respectively.


** The basic earnings per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.9 million and 29.3 million for the fiscal quarters ending June 30, 2009 and 2008, and
28.9 million and 29.9 million for the nine month periods, respectively.









(page)
ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

                                                     6/30/09       9/30/08
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short-term investments                         $ 117,255      $ 116,471
  Trade accounts receivable, net                      70,938        117,910
  Inventories net                                    139,233        153,267
  Other current assets                                18,794         18,707
                                                   -----------    ----------
    Total current assets                             346,220        406,355
  Net property and equipment                          54,474         56,226
  Other non-current assets                           125,029        121,079
                                                   -----------    ----------
    Total non-current assets                         179,503        177,305
                                                   -----------    ----------
    Total assets                                   $ 525,723      $ 583,660
                                                   ===========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                  $  28,674      $  54,706
  Accounts payable, trade                             11,997         21,176
  Other current liabilities                           46,245         72,519
                                                   -----------     ---------
    Total current liabilities                         86,916        148,401

  Long-term debt                                      11,956         11,968
  Other non-current liabilities                       23,422         21,033
                                                   -----------     ---------
    Total liabilities                                122,294        181,402
    Net stockholders' equity                         403,429        402,258
                                                   -----------     ---------
    Total liabilities and stockholders' equity     $ 525,723      $ 583,660
                                                   ===========    ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as "we are optimistic that we have reached the bottom of the downturn" or "should help to continue to build sequential revenue growth in the coming quarters" is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.